Exhibit 4.3.2

Joinder Agreement to the Exchange and Registration Rights Agreement

Upon the consummation of the Acquisition, the undersigned hereby agrees to be bound by all the obligations of an Issuer under the terms of the Exchange and Registration Rights Agreement (the “Registration Rights Agreement”) dated December 21, 2005, among CCMG Acquisition Corporation, a Delaware corporation, and the Purchasers. The undersigned further agrees that all references in the Registration Rights Agreement to the “Issuer” and the “Company” shall be references to the undersigned. Capitalized terms used, but not defined, in this Joinder Agreement to the Exchange and Registration Rights Agreement shall have the meanings assigned to them in the Registration Rights Agreement.

Dated: December 21, 2005

IN WITNESS WHEREOF, the undersigned has executed this agreements this 21st day of December, 2005.

THE HERTZ CORPORATION

By:	/s/ Robert H. Rillings
Name:	Robert H. Rillings
Title:	Treasurer

Signature Page to Joinder Agreement to Exchange and Registration Rights Agreement in respect of Senior Notes